SMITH & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS

MEMBERS OF:                                          CRANDALL BUILDING SUITE 700
AMERICAN INSTITUTE OF                                10 WEST 100 SOUTH
       CERTIFIED PUBLIC ACCOUNTANTS                  SALT LAKE CITY, UTAH 84101
UTAH ASSOCIATION OF                                  TELEPHONE: (801) 575-8297
       CERTIFIED PUBLIC ACCOUNTANTS                  FACSIMILE: (801) 575-8306


December 30, 1995



Mr. Steve Christensen
The Canton Industrial Corporation
268 West 400 South, Suite 300
Salt Lake City, UT 84101

Dear Mr. Christensen:

Effective December 30, 1995, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation because of our time commitments to other clients.

We wish to remind you that you have unpaid invoices totaling $2,029.20. We expect payment in full of all of these invoices as soon as possible.

You should take immediate steps to retain a new accounting firm as there are a number of accounting matters that require immediate attention. Those matters include:

1.       Timely completion of your audit for your Form 10-K filing.

We will cooperate with your new accountants in addressing these and other matters. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company's affairs.

We look forward to helping you make a smooth transition with your new accountants.

Very truly your,

Smith & Company

/s/ R. N. Smith

By: R.N. Smith